                                  UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                   NETCOM ON-LINE COMMUNICATION SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    641081104
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 641081104                    13G              PAGE 2 OF 5 PAGES


1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Jundt Associates, Inc.
              41-1436485

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /

                                                                         (b) / /

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota

                          5  SOLE VOTING POWER

     NUMBER OF                    442,800

      SHARES              6  SHARED VOTING POWER

   BENEFICIALLY
                                  0
     OWNED BY

       EACH               7  SOLE DISPOSITIVE POWER

     REPORTING

      PERSON                      625,800

       WITH                8  SHARED DISPOSITIVE POWER

                                  0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          625,800 SHARES

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%

12   TYPE OF REPORTING PERSON*

          IA



                      * SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
           (a)  Name of Issuer

                NETCOM On-Line Communication Services, Inc.

           (b)  Address of Issuer's Principal Executive Offices

                3031 Tisch Way
                San Jose, CA 95128

ITEM 2.
           (a)  Name of Person Filing

                Jundt Associates, Inc. (the "Company")

           (b)  Address of Principal Business Office or, if None, Residence

                1550 Utica Avenue South
                Suite 950
                Minneapolis, Minnesota  55416

           (c)  Citizenship

                The Company is incorporated in Minnesota

           (d)  Title of Class of Securities

                Common Stock

           (e)  CUSIP Number

                641081104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a)  / / Broker or Dealer registered under section 15 of the Act

           (b)  / / Bank as defined in section 3(a)(6) of the Act

           (c)  / / Insurance Company as defined in section 3(a)(19) of the Act

           (d) / / Investment Company registered under section 8 of the Investment Company Act

           (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

           (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                Section 240.13d-1(b)(1)(ii)(F)

           (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

           (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

          (a)  Amount Beneficially Owned

               625,800 shares

          (b)  Percent of Class

               5.6%

          (c)  Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote

                       442,800

                 (ii)  shared power to vote or to direct the vote

                       0

                (iii)  sole power to dispose or to direct the disposition of

                       625,800

                 (iv)  shared power to dispose or to direct the disposition of

                       0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The Company manages accounts for the benefit of its clients. The receipt of dividends, or the proceeds from the sale of securities, are credited to the account which holds or held such securities. No single account managed by the Company holds more than five percent of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      February 8, 1996
                                        ----------------------------------------
                                                            Date



                                                     /s/ James R. Jundt
                                        ----------------------------------------
                                                         Signature


                                                  James R. Jundt, Chairman
                                        ----------------------------------------
                                                         Name/Title




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